Exhibit 99.(d)(13)

AMENDMENT NO. 2

TO THE

NON-DISCRETIONARY SUB-MANAGEMENT AGREEMENT

AMENDMENT NO. 2 dated February 3, 2026 (“Amendment No. 2”), to the Non-Discretionary Sub-Management Agreement dated September 1, 2025 (the “Agreement”) by and among VENERABLE INVESTMENT ADVISERS, LLC, a Delaware limited liability company (“VIA”), FRANKLIN ADVISERS, INC., a California corporation (the “Sub-Adviser”), and PUTNAM INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Non-Discretionary Sub-Adviser”) (the “Agreement”).

WHEREAS, VIA, the Sub-Adviser, and Non-Discretionary Sub-Adviser desire to add newly registered series (the “New Funds”) to the Agreement;

NOW THEREFORE, VIA, the Sub-Adviser, and Non-Discretionary Sub-Adviser agree to modify and amend the Agreement as follows:

1.	New Fund. Effective March 20, 2026, the following New Fund is hereby added to the Agreement on the terms and conditions contained in the Agreement:

Venerable International Equity Fund

2.	Duration of Agreement for the New Fund. Unless otherwise terminated, the Agreement shall continue in effect with respect to the New Fund for two years from the date specified in Section 1 above, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the New Fund, and (ii) by vote of a majority of the members of the Board of Trustees of the New Fund who are not “interested persons” of the Trust or the Investment Adviser, in accordance with the requirements of the Investment Company Act of 1940, as amended.

3.	Schedule A. Schedule A to the Agreement is hereby replaced in its entirety by Schedule A attached hereto.
4.	Schedule C. Schedule C to the Agreement is hereby replaced in its entirety by Schedule C attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

VENERABLE INVESTMENT ADVISERS, LLC

By: /s/Michal Levy

Name: Michal Levy

Title: Head of Venerable Investment Advisers, LLC

FRANKLIN ADVISERS, INC.

By: /s/ Steven McKay

Name:   Steven McKay

Title:      Head of Retirement, Insurance and College Savings

PUTNAM INVESTMENT MANAGEMENT, LLC

By: /s/ Steven McKay

Name:   Steven McKay

Title:      Head of Retirement, Insurance and College Savings

EXHIBIT A

FUNDS SUBJECT TO NON-DISCRETIONARY SUB-MANAGEMENT AGREEMENT

Venerable US Small Cap Fund

Venerable US Large Cap Strategic Equity Fund

Venerable International Equity Fund

EXHIBIT C

FEES FOR MODEL PORTFOLIO SERVICES

VIA shall pay the Non-Discretionary Sub-Adviser a fee based on average daily net assets of the portion of the Fund for which the Non-Discretionary Sub-Adviser provides non-discretionary model portfolio services to VIA and the Sub-Adviser at the following annual rates:

Venerable US Small Cap Fund	[ ]%

Venerable US Large Cap Strategic Equity Fund	[ ]% on the first $[ ] billion
[ ]% on assets above $[ ] billion

Venerable International Equity Fund	[ ]%